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                               State of Delaware

                        Office of the Secretary of State

                                  -----------

     I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "OMNIS TECHNOLOGY CORPORATION", FILED IN THIS OFFICE ON THE THIRTY-FIRST DAY OF MARCH, A.D. 1999, AT 9 O'CLOCK A.M.

     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


                 [SEAL]                             /s/ EDWARD J. FREEL
                                          --------------------------------------
                                          Edward J. Freel, Secretary of State


Z134169  8100                             AUTHENTICATION:  9664273

991127598                                           DATE:  04-01-99



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                         CERTIFICATE OF DESIGNATIONS OF
                     SERIES A CONVERTIBLE PREFERRED STOCK OF
                          OMNIS TECHNOLOGY CORPORATION


        Omnis Technology Corporation, a corporation ("Corporation") organized and existing under the General Corporation Law of the State of Delaware, in accordance with Section 151(g) of said Law and Article Fifth of the Restated Certificate of Incorporation of the Corporation, does hereby certify as follows:

        That the Restated Certificate of Incorporation of the Corporation authorizes the issuance of Three Hundred Thousand (300,000) shares of Preferred Stock, par value $1.00, and expressly vests in the Board of Directors of the Corporation the authority provided therein to issue any or all of said shares in one or more series and by resolution or resolutions, the designation, number, full or limited voting powers, rights, powers, preferences, and relative, participating, optional and other special rights and the qualifications, limitations, restrictions, and other characteristics of each series to be issued.

        That pursuant to the authority vested in the Board of Directors of the Corporation pursuant to Article Fifth of the Restated Certificate of Incorporation of the Corporation and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation by unanimous vote of its members on March 1, 1999, filed with the minutes of the Board, duly adopted the following resolution providing for the creation, establishment and issuance of a series of preferred stock to be designated as "Series A Convertible Preferred Stock" ("Preferred Stock"):

        "RESOLVED: That pursuant to the authority vested in the Board of Directors of the Corporation pursuant to Article Fifth of the Restated Certificate of Incorporation of the Corporation and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors does hereby provide for the creation, establishment and issuance of Preferred Stock, $1.00 par value per share, of the Corporation, to be designated as "Series A Convertible Preferred Stock" (hereinafter the "Preferred Stock"), consisting of 300,000 shares, and does hereby fix and state and express herein the designations, powers, preferences, rights, qualifications, limitations and restrictions of such Preferred Stock as follows:

        1. Designation and Amount. The shares of such series of Preferred Stock shall be designated "Series A Convertible Preferred Stock", par value $1.00 per share, and the number of shares constituting such series shall be 300,000.


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        2.      The Preferred Stock shall be voting stock. The holders of each share of Preferred Stock shall be entitled to notice of any shareholders meeting in accordance with the Bylaws of the Corporation. Each share of Preferred Stock shall be entitled to that number of votes equal to the number of shares of Common Stock into which said Preferred Stock is then convertible and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise provided herein or as required by law, voting together with the Common Stock as a single class). Fractional shares shall not however be permitted and any fractional voting rights resulting from the foregoing formula shall be rounded down to the nearest whole number of shares.

        3. Dividend Rights. The holders of shares of Preferred Stock shall be entitled to receive dividends, only when, as and if declared by the Board of Directors of the Corporation, out of funds legally available for the payment of dividends, at the rate of Twelve and One-Half Cents ($0.125) per share for each share of Preferred Stock per annum, payable in preference to all other stockholders, which right to dividends on said Preferred Stock shall be noncumulative. Such preferential dividends shall be payable in cash; provided that any holder of Preferred Stock may elect by written notice to be paid any such preferential dividends in shares of the Common Stock of the Corporation determined at a valuation of One Dollar ($1.00) per share of Common Stock (as adjusted to reflect any Adjustment Event as defined by Section 5(a) hereof), which notice shall be delivered to the Corporation prior to or at the time of any declaration of preferential dividends. The holders of Preferred Stock further and in addition shall be entitled to fully participate in and be paid any dividends declared and paid to the Common Stock or other stock of the Corporation determined on a basis equal to the number of shares of Common Stock into which said Preferred Stock is then convertible. No dividends shall be paid on any Common Stock during any fiscal year of the Corporation unless any then due and owing dividend is first paid with respect to all outstanding shares of the Preferred Stock.

        4. Liquidation Preference. In the case of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of shares of Preferred Stock shall be entitled to receive an amount in cash equal to One Dollar and Sixty-Six and Seven-Tenths Cents ($1.667) per share (as adjusted for any stock dividends, combinations, or splits with respect to such shares) for each share of Preferred Stock held by such stockholder plus any declared but unpaid dividends thereon, from the assets remaining after payment of the debts and liabilities of the Corporation, prior and in preference to any distribution or payment of any of the assets or surplus funds shall be made to the holders of the Common Stock or other stock of the Corporation. If the assets available for distribution in any such event shall be insufficient to permit payment of the full preferential amount to all holders of the Preferred Stock, then distribution shall be made ratably among such stockholders according to the amount due to each. After payment to such holders of Preferred


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Stock of such sums, the remaining assets and surplus funds of the Corporation legally available for distribution, if any, shall be distributed ratably among all of the stockholders of record of stock of the Corporation in proportion to the respective number of shares of stock of the Corporation held by each stockholder, with full right of participation by the holders of the Preferred Stock on a basis equal to the number of shares of Common Stock into which said Preferred Stock is then convertible. For these purposes a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by or to include the consolidation or merger of the Corporation with or into any other corporation or entity or the sale or other transfer in a single transaction or a series of related transactions of all or substantially all of the assets of this Corporation, or any other reorganization of this Corporation where the stockholders of this Corporation immediately prior to such transaction(s) do not retain at least fifty percent (50%) of the voting power of and interest in the successor entity. Whenever the distribution provided for herein shall be payable in securities or property other than cash, the value of the distribution shall be the then fair market value of such securities or property as determined in good faith by the Board of Directors of the Corporation.

        5.      Conversion of Preferred Stock.

                (a) Conversion Rate. For purposes hereof the "Conversion Rate" shall be One and Six Hundred and Sixty-Seven Thousandths (1.667) shares of Common Stock for one (1) share of Preferred Stock. In effectuating the conversion any then declared and unpaid dividends on the Preferred Stock shall be disregarded. In the event of a stock split, reverse stock split, stock dividend, reorganization or recapitalization without consideration affecting the number of shares of Common Stock outstanding after the effective date of this Certificate of Designations ("Adjustment Event"), the Conversion Rate shall be proportionately adjusted so as to fully preserve the conversion rights of the Preferred Stock. Upon the occurrence of any Adjustment Event, the Corporation shall promptly compute such adjustment in the Conversion Rate in accordance with the terms hereof and shall furnish to each holder of Preferred Stock a certificate setting forth such adjustment and the facts upon which such adjustment is based.

                (b) Conversion Option. Each share of the Preferred Stock shall be convertible at the option of the holder thereof, at any time, into fully paid and nonassessable shares of Common Stock at the applicable Conversion Rate on the relevant date of conversion hereunder. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock at the option of the holder, such holder shall surrender the certificate(s) for such shares of Preferred Stock, duly endorsed, at the office of the Corporation or of any transfer agent for said Preferred Stock, and shall give written notice to the Corporation at such office that said holder elects to convert the same; or the holder in addition to such written notice of election


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to convert also shall notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and shall execute and deliver an agreement satisfactory to the Corporation to indemnify the Corporation for any loss incurred by it in connection with such certificates. Such conversion shall be deemed to have been made immediately before the close of business on the date of the surrender of the certificate(s) for the Preferred Stock shares to be converted or upon the execution and delivery to the Corporation of said agreement of indemnity in the case of any lost, stolen or destroyed certificates.

                (c)     Adjustments to Conversion Price for Diluting Issues.

                        (i)     Special Definitions. For purposes of this
Section 5(c), the following definitions shall apply:

                                (A)     "Options" shall mean rights, options or
warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                                (B)     "Original Issue Date" shall mean the
date on which the first share of the Preferred Stock was first issued.

                                (C)     "Convertible Securities" shall mean any
evidence of indebtedness, shares (other than the Preferred Stock) or other securities convertible into or exchangeable by their terms for Common Stock.

                                (D)     "Additional Shares of Common Stock"
shall mean all shares of Common Stock issued (or, pursuant to Section 5(c)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable at any time:

                                        (1)     upon issuance of the Preferred
 Stock;

                                        (2)     upon conversion of the Preferred
Stock into Common Stock;

                                        (3)     to officers, directors, and
employees of, and consultants to, the Corporation pursuant to plans, arrangements or agreements approved by the Board of Directors;

                                        (4)     in connection with bona fide
equipment lease transactions, loan guarantees, commercial loans, bank financing transactions or technology licenses approved by the Board of Directors;


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                                        (5)     pursuant to the acquisition of a
company or other entity or division thereof by the Corporation by merger, purchase of assets, or other acquisition or reorganization approved by the Board of Directors whereby the Corporation owns not less than fifty-one percent (51%) of the voting power of such other company or entity or of the fair market value of the division thereof;

                                        (6)     pursuant to a joint venture
arrangement or other strategic financing arrangement, so long as such issuance is not primarily for equity financing purposes; or

                                        (7)     any other securities issued in
respect of the Preferred Stock, or the Common Stock excluded from the definition of Additional Shares of Common Stock by this Subparagraph D, upon any stock split, stock dividend, consolidation, recapitalization or similar event for which an adjustment is made to the Conversion Price pursuant to Section 5(d) hereof.

                        (ii) No Adjustment of Conversion Price. No adjustment in the then applicable Conversion Price of a share of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the respective Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Preferred Stock.

                        (iii) Deemed Issue of Additional Shares of Common Stock. Except as otherwise provided in Section 5(c)(i), in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued with respect to the Preferred Stock unless the consideration per share (determined pursuant to Section 5(c)(v) hereof) of such Additional Shares of Common Stock would be less than the then applicable Conversion Price of Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:


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                                (A)     no further adjustment in the Conversion
Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                (B)     if such Options or Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                (C)     upon the expiration of any such Options
or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                        (1)     in the case of Convertible
Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                        (2)     in the case of Options or
Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                                (D)     no readjustment pursuant to clause (2)
or (3) above shall have the effect of increasing the Conversion Price to an amount which


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exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                                (E)     in the case of any Options which expire
by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options.

                      (iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(c)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the then applicable Conversion Price, as the case may be, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued; provided that, for the purpose of this Section 5(c)(iv), all shares of Common Stock issuable upon conversion of outstanding Options, Convertible Securities and the Preferred Stock shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 5(c)(iii), such Additional Shares of Common Stock shall be deemed to be outstanding.

                      (v) Determination of Consideration. For purposes of this Section 5(c), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

                                (A)     Cash and Property: Such consideration
shall:

                                        (1)     insofar as it consists of cash,
be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                                        (2)     insofar as it consists of
property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and


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                                        (3)     in the event Additional Shares
of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board.

                                (B)     Options and Convertible Securities. The
consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(c)(iii), relating to Options and Convertible Securities, shall be determined by dividing

                                        (1)     the total amount, if any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                        (2)     the maximum number of shares
of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                (d)     Adjustments to Conversion Price for Certain Other
Events.

                        (i) Adjustments for Subdivisions, Combinations or Consolidation of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, stock dividend, or otherwise), into a greater number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                        (ii) Adjustments for Other Distributions. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as


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otherwise adjusted in this Section 5, then and in each such event provision shall be made so that the holders of Preferred stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their respective Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 5 with respect to the rights of the holders of the Preferred Stock.

                        (iii) Adjustments for Reclassification, Exchange and Substitution. If the Common Stock issuable upon conversion of any series of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the respective Preferred Stock shall be convertible into, in lieu of the number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the respective Preferred Stock immediately before the change.

                (e) Other Conversion Procedures. No fractional shares of Common Stock shall be issued on conversion of Preferred Stock. In place of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Rate. As soon as practicable after the event of any conversion of Preferred Stock hereunder, the Corporation shall issue and deliver at such office to such holder of such Preferred Stock a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled and a check payable to the holder in the amount of any cash payable in place of fractional shares of Common Stock (after aggregating all shares of Common Stock issuable to such holder of Preferred Stock on conversion of the number of such shares of Preferred Stock at the time being converted). If less than all of the shares represented by such certificates are surrendered for conversion in the event of an optional conversion, the Corporation shall issue and deliver to such holder a new certificate for the balance of the Preferred Stock shares not so converted.

                (d) Status of Converted Stock. In the case of any shares of Preferred Stock converted pursuant to this Section 5, the shares of Preferred Stock so converted shall be cancelled, shall not be reissuable and shall cease to be part of the authorized capital stock of the Corporation.


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        6.      No Preemption Rights. The Preferred Stock shall have no
preemption rights or rights of first refusal.


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        IN WITNESS WHEREOF, Omnis Technology Corporation has duly caused this
Certificate of Designations to be signed and acknowledged by its duly authorized Secretary this 31st day of March, 1999.


                             OMNIS TECHNOLOGY CORPORATION



                             By: /s/ GEOFFREY P. WAGNER
                                 -----------------------------------------------
                                 Geoffrey P. Wagner, Secretary


                             ATTEST:



                             /s/ COLLEEN Y. PALMER
                             ---------------------------------------------------
                             Colleen Y. Palmer, Secretary